Securities and Exchange Commission
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*

                              Amedisys, Inc. (AMED)
                                (Name of Issuer)

                                     Common
                         (Title of Class of Securities)

                                    023436108
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Fund
                               19605 NE 8th Street
                                 Camas, WA 98607
                                  360-604-8600
                  Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications

                                  July 10, 2004
              Date of Event Which Requires Filing of This Statement

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    206,380 common shares (1.7%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           206,380
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     206,380 shares (1.7%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN - Partnership
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Retirement Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 common shares (0%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     206,380 shares (1.7%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN - Partnership
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Children's Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 common shares (0%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     206,380 shares (1.7%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN - Partnership
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Offshore Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0 common shares (0%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     206,380 shares (1.7%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN - Partnership
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      Items

Item 1. Security and Issuer.

      Common Stock of Amedisys, Inc., 11100 Mead Road, Suite 300, Baton Rouge, LA 70816

Item 2. Identity and Background.

      The D3 Family Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      N/A

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Family Fund owns and has sole voting power over 206,380 AMED shares.

      (c)   Date                  Shares Sold              Price
            ----                  -----------              -----

            6/8/04                    4,306               $28.08

            6/9/04                   31,400                27.92

           6/15/04                    6,000                27.90

           6/16/04                   20,000                27.98

           6/17/04                   60,000                28.22

           6/18/04                   31,031                28.21

           6/21/04                  523,663                30.52

      (d)   N/A

      (e)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      July 10, 2004              /s/ DAVID NIERENBERG
      -------------              -----------------------------------------------
          Date                   David Nierenberg
                                 President
                                 Nierenberg Investment Management Company, Inc.,
                                 the General Partner of The D3 Family Fund, L.P.

                                      Items

Item 1. Security and Issuer.

      Common Stock of Amedisys, Inc., 11100 Mead Road, Suite 300, Baton Rouge, LA 70816

Item 2. Identity and Background.

      The D3 Family Retirement Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      N/A

Item 5. Interest in Securities of the Issuer.

      (a,b) N/A

      (c)   Date               Shares Sold               Price
            ----               -----------               -----

           5/13/04                39,100                $28.68

           5/17/04                 4,000                 28.07

           5/18/04                   101                 28.00

           5/19/04                12,200                 28.02

            6/2/04                62,000                 27.98

            6/3/04               120,000                 27.94

            6/4/04                36,000                 27.99

            6/7/04                 1,000                 27.93

           6/16/04                 5,000                 27.98

           6/17/04                 4,000                 28.22

           6/18/04                   969                 28.21

           6/21/04                99,000                 31.06

      (d)   N/A

      (e)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      July 10, 2004       /s/ DAVID NIERENBERG
      -------------       ------------------------------------------------------
          Date            David Nierenberg
                          President
                          Nierenberg Investment Management Company, Inc., the
                          General Partner of The D3 Family Retirement Fund, L.P.

                                      Items

Item 1. Security and Issuer.

      Common Stock of Amedisys, Inc., 11100 Mead Road, Suite 300, Baton Rouge, LA 70816

Item 2. Identity and Background.

      The D3 Children's Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      N/A

Item 5. Interest in Securities of the Issuer.

      (a,b) N/A

      (c)   Date               Shares Sold                Price
            ----               -----------                -----

           6/4/04                 12,000                 $27.99

           6/7/04                 12,000                  27.93

           6/8/04                 55,875                  28.08

      (d)   N/A

      (e)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      July 10, 2004          /s/ DAVID NIERENBERG
      -------------          ---------------------------------------------------
          Date               David Nierenberg
                             President
                             Nierenberg Investment Management Company, Inc., the
                             General Partner of The D3 Children's Fund, L.P.

                                      Items

Item 1. Security and Issuer.

      Common Stock of Amedisys, Inc., 11100 Mead Road, Suite 300, Baton Rouge, LA 70816

Item 2. Identity and Background.

      The D3 Offshore Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      N/A

Item 5. Interest in Securities of the Issuer.

      (a,b) N/A

      (c)   Date                Shares Sold                Price
            ----                -----------                -----

           6/4/04                 12,000                  $27.99

           6/7/04                 12,000                   27.93

           6/8/04                 55,419                   28.08

      (d)   N/A

      (e)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      July 10, 2004          /s/ DAVID NIERENBERG
      -------------          ---------------------------------------------------
          Date               David Nierenberg
                             President
                             Nierenberg Investment Management Company, Inc., the
                             General Partner of The D3 Offshore Fund, L.P.